Exhibit 23.5

Consent of Independent Certified Public Accounting Firm

Cellu Tissue Holdings, Inc.

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan and Cellu Parent Corporation 2006 Stock Option and Restricted Stock Plan of our report dated February 19, 2008, except for Note 14 as to which the date is September 18, 2008 on our audit of the combined financial statements of Atlantic Paper & Foil Corp. of New York, Consumer Licensing Corp., Atlantic Lakeside Properties LLC, Atlantic Paper & Foil LLC, Atlantic Paper and Foil of Georgia LLC, Blue Skies EL 600, LLC and 260G Ventures LLC as of and for the year ended December 31, 2007, included in its Registration Statement (No. 333-162543) Form S-1 filed with the Securities and Exchange Commission.

/s/ BDO Seidman, LLP

Melville, New York

January 27, 2010